UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 19, 2024

Shepherd’s Finance, LLC

(Exact name of registrant as specified in its charter)

Commission File Number: 333-224557

Delaware	36-4608739
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

13241 Bartram Park Blvd., Suite 2401, Jacksonville, Florida 32258

(Address of principal executive offices, including zip code)

(302) 752-2688

(Registrant’s telephone number, including area code)

None.

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
None	None	None

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act (17 CFR 230.405) or Rule 12b-2 of the Exchange Act (17 CFR 240.12b-2).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 1.01.	Entry into a Material Definitive Agreement.

On April 19, 2024, Shepherd’s Finance, LLC (the “Registrant”) entered into Amendment No. 4 to the Second Amended and Restated Limited Liability Company Agreement, as amended (the “Fourth Amendment”), with an effective date of March 31, 2024 (the “Effective Date”), to effect a 100-for-1 unit split (the “Unit Split”) of its Series C Cumulative Preferred Units (the “Series C Preferred Units”) that became effective upon the Effective Date. As a result of the Unit Split, every Series C Preferred Unit, issued and outstanding immediately prior to the Effective Date, will automatically be reclassified (without any further act) into one hundred Series C Preferred Units. The Fourth Amendment also increased the maximum number of authorized Series C Preferred Units to 20,000, of which 8,000 are to be issued only pursuant to the Preferred Unit Reinvestment Program. In addition, pursuant to the Fourth Amendment, after a certain period of time, instead of being entitled to the right of redemption, the holders of Series C Preferred Units will be entitled to convert all or a portion of the Series C Preferred Units to the common units of the Registrant, on a 1 for 1 basis, after a 12-month waiting period after the notice of conversion is given.

The foregoing description of the Fourth Amendment does not purport to be complete and is qualified in its entirety by reference to the Fourth Amendment, a copy of which is filed as Exhibit 3.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

3.1	Amendment No. 4 to the Second Amended and Restated Limited Liability Company Agreement of Shepherd’s Finance, LLC

104	Cover page interactive data file (embedded within the Inline XBRL document)

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Shepherd’s Finance, LLC

Date:April 22, 2024	By:	/s/ Daniel M. Wallach
Daniel M. Wallach
Chief Executive Officer and Manager